EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the:

•	Amended and Restated 3PAR Inc. 2007 Equity Incentive Plan
•	3PARDATA, Inc. 2000 Management Stock Option Plan, as amended
•	3PARDATA, Inc. 1999 Stock Plan, as amended

of our reports dated December 17, 2009, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company and the effectiveness of Hewlett-Packard Company's internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended October 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
October 8, 2010